As filed with the Securities and Exchange Commission on January 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN GENESIS ACQUISITION CORP. II

(Exact name of registrant as specified in its charter)

Delaware	6770	85-343695
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4801 Main Street
Suite 1000
Kansas City, MO 64112
(816) 983-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jim Goettsch, Legal Counsel

4801 Main Street
Suite 1000
Kansas City, MO 64112

(816) 983-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	James G. Goettsch, Esq. Rebecca Taylor, Esq. Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, Missouri 64112 Telephone: (816) 983-8000	Derek J. Dostal, Esq. Roshni Banker Cariello, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-251639

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, and one-third of one Warrant(1)	6,900,000 Units	$10.00	$69,000,000	$7,527.90
Shares of common stock including as part of the Units(2)	6,900,000 Shares	--	--	--	(3)
Redeemable Warrants including as part of the Units(2)	2,300,000 Warrants	--	--	--	(3)
Total			$69,000,000	$7,527.90	(4)

(1)	Includes 900,000 Units, and 900,000 shares of common stock and 300,000 redeemable warrants underlying such Units, which may be issued on exercise of a 45-day option granted to the underwriters.
(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(3)	No fee pursuant to Rule 457(g).
(4)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $345,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-251639), which was declared effective by the Securities and Exchange Commission on January 12, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $69,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registrant Statement shall become effective upon filing with the U.S. Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by Northern Genesis Acquisition Corp. II, a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-251639) (the “Prior Registration Statement”), initially filed by the Registrant on December 23, 2020, and declared effective by the Securities and Exchange Commission on January 12, 2021. This Registration Statement covers the registration of an additional 6,900,000 of the Registrant’s units, each consisting of one share of the Registrant’s common stock, $0.0001 par value per share, and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of the Registrant’s common stock. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

All exhibits filed with the Registration Statement on Form S-1 (File No. 333-251639) are incorporated by reference into, and shall be deemed to be part of, this Registration Statement, except for the following, which are filed herewith:

Exhibit No.	Description
5.1	Opinion of Husch Blackwell LLP
23.1	Consent of Marcum LLP
23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.1)

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Signatures

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on the 12th day of January, 2021.

NORTHERN GENESIS ACQUISITION CORP. II

By:	/s/ Ian Robertson
Name: Ian Robertson
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Paul Dalglish	Director	January 12, 2021
Paul Dalglish

/s/ Ian Robertson	Director and Chief Executive Officer	January 12, 2021
Ian Robertson	(Principal Executive Officer)

/s/ Chris Jarratt	Director and Chair	January 12, 2021
Chris Jarratt

/s/ Ken Manget	Chief Financial Officer	January 12, 2021
Ken Manget	(Principal Financial and Accounting Officer)

/s/ Robert Schaefer	Director	January 12, 2021
Robert Schaefer

/s/ Brad Sparkes	Director	January 12, 2021
Brad Sparkes

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